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                                                                    Exhibit 23.4



                      [Candlewood Partners, LLC Letterhead]



                       CONSENT OF CANDLEWOOD PARTNERS, LLC



We hereby consent to (i) the use of our opinion letter, dated July 28, 2002, to the Board of Directors of NCS HealthCare, Inc. ("NCS") included in Annex C to the Proxy Statement/Prospectus relating to the proposed merger of NCS and Geneva Sub, Inc., a wholly owned subsidiary of Genesis Health Ventures, Inc., and (ii) the references to such opinion in such Proxy Statement/Prospectus under the captions "Background of the Merger," "Recommendation and Considerations of the NCS Independent Committee and the NCS Board of Directors; NCS' Reasons for the Merger," and "Opinion of NCS' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission thereunder.







CANDLEWOOD PARTNERS, LLC



By:    /s/ Glenn C. Pollack
       --------------------
Name:  Glenn C. Pollack
Title: Managing Director


August 28, 2002